AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000.

                                                Registration No.  333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           __________________________
                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                           __________________________

                                  ABC-NACO INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                                       36-3498749
(State  or  other  jurisdiction of       (I.R.S. Employer Identification  No.)
incorporation  or  organization)

2001 BUTTERFIELD ROAD,                         MARK F. BAGGIO, VICE PRESIDENT,
     SUITE 502                                 GENERAL COUNSEL AND SECRETARY
DOWNERS  GROVE,  IL  60515                     2001 BUTTERFIELD ROAD, SUITE 502
(630)  852-1300                                DOWNERS  GROVE, IL  60515
                                                      (630)  852-1300
(Address,  including  zip code, and          (Name, address, including zip code,
telephone number, including area code,        and telephone number, including
of registrant's principal executive offices)  area  code, of agent for service)
                           __________________________

                  Please send copies of all communications to:

                                 ROBERT J. REGAN
                              SCHIFF HARDIN & WAITE
                                6600 SEARS TOWER
                             CHICAGO, ILLINOIS 60606
                                 (312) 258-5500
                           __________________________

        Approximate date of commencement of proposed sale to the public:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           ___________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                         CALCULATION OF REGISTRATION FEE


                                   Proposed        Proposed
Title of Each Class of              Amount         Maximum             Maximum
Securities to be                    to be          Offering           Aggregate         Amount of
Registered                        Registered  Price per Share(1)  Offering Price(1)  Registration Fee
Common stock, par value $0.01. .     311,110       $6.375            $1,983,326.25         $523.60
per share, and related preferred
stock purchase rights

----------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on $6.375, the average of the high and low prices of the registrant's common stock on May 31, 2000, as reported in the consolidated reporting system. The value attributable to the preferred stock purchase rights is reflected in the value attributable to the common stock.

                           __________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 2, 2000


PROSPECTUS
----------


                                  ABC-NACO INC.

                         311,110 SHARES OF COMMON STOCK
               (INCLUDING RELATED PREFERRED STOCK PURCHASE RIGHTS)
                              _____________________

     The Selling Stockholders (as defined below) may sell up to 311,110 shares of common stock, par value $0.01 per share (together with the related preferred stock purchase rights, the "Shares") of ABC-NACO Inc. a Delaware corporation ("ABC-NACO," "we," "us" and "our"), as further described in this prospectus. We will not receive any part of the proceeds from the sale of the Shares.

     Our common stock is listed on the Nasdaq National Market System under the symbol ABCR. On June 1, 2000, the closing sale price for our common stock (as reported in The Wall Street Journal) was $6.4375 per share.

     You should read the "Risk Factors" section beginning on page 3 for certain factors relevant to an investment in our common stock.
                              _____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________

     We have been advised that sales of the Shares may be made from time to time by or for the account of the Selling Stockholders on the Nasdaq National Market System, in the over-the-counter market, in private transactions, through broker-dealers or otherwise. Any such sales will be made either at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Any broker-dealer may either act as agent for the Selling Stockholders or may purchase any of the Shares as principal and, afterwards, may sell those Shares from time to time in transactions on the Nasdaq National Market System or in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices.

                              _____________________


                  The date of this prospectus is June 2, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market System under the symbol ABCR, and our SEC filings can also be read at the following Nasdaq address:

          Nasdaq  Operations
          1735  K  Street,  N.W.
          Washington,  D.C.  20006

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(1) Our Transition Report on Form 10-K for the five months ended December 31, 1999;

(2)     Our  Annual Report on Form 10-K for the fiscal year ended July 31, 1999;

     (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

(4) The description of the common stock contained in our registration statement on Form 8-A filed with the SEC on November 19, 1993, including any amendments or reports filed for the purpose of updating that description; and

     (5) The description of the related preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on October 2, 1995, including any amendments or reports filed for the purpose of updating that description.

     In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (a) after the date of the filing of this registration statement and before its effectiveness and (b) until the Selling Stockholders have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

     You may request a copy of these filings at no cost, by writing to or telephoning us at the following address and telephone number:

          ABC-NACO  Inc.
          Shareholder  Relations
          2001  Butterfield  Road,  Suite  502
          Downers  Grove,  Illinois  60515
          Telephone:  (630)  852-1300

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                           FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed in this prospectus and in the documents that we have incorporated by reference into this prospectus may constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, internal growth rates, future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. These statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar statements. We caution that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the matters set forth in this prospectus and the documents incorporated by reference in this prospectus. This section is included pursuant to the Private Securities Litigation Reform Act of 1995 and with the intention of obtaining the benefits of the so-called "safe harbor" provisions of that Act.


                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the following factors before deciding to invest in shares of our common stock.

HIGH  LEVERAGE;  COMPLIANCE  WITH  FINANCIAL  COVENANTS  IN  DEBT  FACILITIES

     We are highly leveraged. As of March 31, 2000, our total capitalization consisted of approximately 69% of debt and approximately 31% of equity. Our management has developed and has been implementing specific plans (such as the sale of $30 million of Series B cumulative convertible preferred stock on March 8, 2000) to reduce our indebtedness, but we cannot give you any assurance that we will be successful in reducing our highly leveraged condition.

     On March 8, 2000, we amended our $200 million revolving credit agreement, effective as of December 30, 1999, with our bank syndicate group, to increase our maximum allowable leverage ratio and our maximum allowable senior leverage ratio and to modify our minimum interest coverage ratio, in each case through January 1, 2003. Without these amendments, the Company would not have been in compliance with the terms of the credit agreement as of December 31, 1999 or March 31, 2000. The credit agreement also was amended to add a minimum pro-forma EBITDA covenant and scheduled commitment reductions which will reduce the revolving credit commitment to $155 million as of January 1, 2003.

     We must also comply with certain financial covenants under the Note agreements relating to our $50 million of 9-1/8% Senior Subordinated Notes and $25 million of 8 % Senior Subordinated Notes. Our interest coverage ratio at March 31, 2000 was 2.44 compared to the minimum requirement under the Note agreements of 2.40, and our funded debt to capitalization ratio at that date was 69.5% compared to the maximum allowable under the Note agreements of 75.0%. Failure to comply with these covenants would give the Noteholders the unilateral right to accelerate the maturity of the Notes after a requisite cure period. A default under the Note agreements would, in turn, trigger a default under the cross-default provisions of the above-described revolving credit agreement.

     If we do not have adequate cash or are unable to remain in compliance with the financial covenants in our debt facilities, we may be required to refinance existing indebtedness, seek additional financing, or issue common stock or other securities to raise cash to assist in financing our operations. We have no current commitments for such financing alternatives, and there can be no assurance that such financing alternatives will be available, when and if needed, on acceptable terms or at all. Our inability to make any payments when due or to comply with the financial covenants in our debt facilities could have a material adverse effect on us. In addition, the degree to which we are leveraged and the restrictions in our debt facilities (which, among other things, limit our incurrence of additional debt) may adversely affect our ability to finance our future operations, to compete effectively against better capitalized competitors and to withstand downturns in our business or the economy generally.

CUSTOMER  CONCENTRATION

     Our two largest customers are TTX Company ("TTX") and Union Pacific Railroad Company, which accounted for approximately 11% and 10% respectively, of our net sales from August 1, 1999 to December 31, 1999. In the fiscal years ended July 31, 1999, 1998 and 1997 TTX accounted for approximately 16%, 13% and 9% of our net sales, respectively, and Union Pacific Railroad Company accounted for approximately 7%, 10% and 12% of our net sales, respectively. Our five largest customers accounted for approximately 43% of our net sales in the fiscal year ended July 31, 1999. The loss of, or a continued significant decrease in, business from any of our larger customers could have a material adverse effect on our business or results of operations.

POSSIBLE  FLUCTUATING  OPERATING  RESULTS

     Several factors may cause significant fluctuations in our quarterly operating results. The peak season for installation of specialty trackwork extends from March through October, when weather conditions are generally favorable for installation, and, as a result, net sales of specialty trackwork have historically been more concentrated in the period from January to June. In addition, a number of our facilities close for regularly scheduled maintenance in late summer and late December, which tends to reduce operating results during those periods. Consequently, the majority of our net sales of specialty trackwork have historically occurred from January through July. In addition, transit industry practice with respect to specialty trackwork generally involves the periodic shipment of large quantities, which may be unevenly distributed throughout the year.

     Demand for railroad products generally fluctuates in response to overall economic conditions, change in freight traffic and other factors. In economic downturns, railroads and other customers may defer expenditures. Reductions in freight traffic may reduce demand for our replacement products by reducing wear. Railroads, particularly Class I railroads, can experience operational problems as a result of heavier traffic demands, which have an unpredictable impact on railroad expenditures for new and replacement products, including those we sell.

     Partly as a result of the above factors we suspended construction of a plant in central Illinois to process used rail into reusable heat treated and heat-hardened rail. We have invested approximately $11.6 million to date on this project, mostly for related machinery and equipment pending completion of a revised business plan.

     The flow control industry also fluctuates particularly in response to economic conditions and changes in oil prices. Our flow control business or results of operations could be materially adversely affected during economic downturns or periods of depressed oil prices.

POSSIBLE  WORK  STOPPAGES  OR  LABOR  UNREST

     We cannot be certain that work stoppages will not occur in the future or that we will reach new agreements upon expiration of our union contracts. If we suffer work stoppages or fail to reach new agreements with our unions, our business or results of operations could be materially adversely affected. As of December 31, 1999, labor unions represent approximately 78% of our employees.

POSSIBLE  INABILITY  TO  SATISFY  REGULATORY  REQUIREMENTS

     If we fail to maintain the Association of American Railroads certifications of our railroad products facilities in North America or fail to obtain Association of American Railroads certifications of new facilities or railroad products, our business or results of operations could be materially adversely affected. The Association of American Railroads promulgates a wide variety of rules and regulations governing safety, including, among other things, the design, performance and manufacture of equipment used on freight cars in interchange service throughout the North American railroad system.

     Countries outside of North America also have regulatory authorities that regulate railroad safety, freight car design, and the design, performance and manufacture of components parts for railcars used on their railroad systems. In addition, certain European countries founded an organization known as the Union Internationale des Chemins de Fer, whose function is to promulgate regulations for safety matters, including the design and manufacture of freight car equipment which is used in interchange service on European railroad systems. If we fail to obtain and maintain certifications of our product offerings within the various countries in which we market outside of North America or as required by the Union Internationale des Chemins de Fer, our ability to market and sell railroad products in those countries could be materially adversely affected.


                                    ABC-NACO

     We are one of the world's leading suppliers of technologically advanced products and services to the freight railroad and flow control industries. We operate in three business segments: Rail Products, Rail Services and Systems, and Flow and Specialty Products, and have four technology centers around the world supporting our three business segments. We hold pre-eminent market positions in the design, engineering and manufacture of high performance freight railcar, locomotive and passenger rail suspension and coupler systems, wheels and mounted wheel sets, and specialty track products. We also supply freight, railroad and transit signaling systems and services, as well as highly engineered valve bodies and components for industrial flow control systems worldwide.

     We were incorporated in Delaware in 1987. On February 19, 1999, we merged with NACO, Inc. ("NACO"), a privately held Delaware corporation that designed, manufactured and supplied cast steel and related products for the railroad supply and flow control supply markets, to create ABC-NACO Inc. Our principal executive offices are located at 2001 Butterfield Road, Suite 502, Downers Grove, Illinois 60515, and our telephone number is (630) 852-1300. Our common stock is listed on the Nasdaq Stock Market's National Market System under the symbol "ABCR."

                              SELLING STOCKHOLDERS

     The Shares covered by this prospectus are being offered by or for the account of the following individuals: Steven M. Yoder, Ronald W. Carne, Mary Ellen Carne, Wendell Keene, Diane Keene, Norman M. Doerr, Robert D. Birt, Jerry Conlon (the "AST Selling Stockholders") and J. Michael Wilson, Jamil F. Nasr, David K. Joyner, James L.R. Burch, Caroline P. Keeney, Larry E. Kerley and William B. Young, Jr. (the "URSG Selling Stockholders" and, together with the AST Selling Stockholders, the "Selling Stockholders").

     The table below sets forth certain information as of May 16, 2000, regarding the ownership of ABC-NACO's common stock by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered in this prospectus. None of the Selling Stockholders holds any stock options to acquire ABC-NACO's common stock.



                           Number of       Number of
                       Shares Owned Prior   Shares      Shares Owned
Selling Stockholders      to Offering       Offered   After Offering(1)
Steven M. Yoder . . .             289,159     91,188            197,971
Ronald W. Carne . . .             226,503     57,858            168,645
Mary Ellen Carne. . .             116,656     33,330             83,326
Wendell Keene . . . .              43,255     10,930             32,325
Diane Keene . . . . .              43,255     10,930             32,325
Norman M. Doerr . . .              18,350      5,243             13,107
Robert D. Birt. . . .              28,100     10,943             17,157
Jerry Conlon. . . . .               6,300      1,800              4,500
J. Michael Wilson . .              18,889     18,889                  -
Jamil F. Nasr . . . .              18,889     18,889                  -
David K. Joyner . . .              18,889     18,889                  -
James L.R. Burch. . .               4,444      4,444                  -
Caroline P. Keeney. .              23,611     18,889              4,722
Larry E. Kerley . . .               5,555      4,444              1,111
William B. Young, Jr.               5,555      4,444              1,111

---------------
(1) Assumes that each Selling Stockholder will sell all of the Shares being offered for sale under this prospectus, in which case each Selling Stockholder will own less than 1% of the outstanding shares of ABC-NACO's common stock. There can be no assurance that the Selling Stockholders will sell all or any of the Shares being offered for sale under this prospectus.

     The AST Selling Stockholders acquired their Shares in connection with the Supplemental Agreement, dated as of December 17, 1996, by and among us and the AST Selling Stockholders. Under that agreement, in exchange for the Shares, we purchased from the AST Selling Stockholders, all of the outstanding capital stock of American Systems Technologies, Inc., a Wisconsin corporation ("AST"). Neither the AST Selling Stockholders nor any of their affiliates has had within the past three years any material relationship with us or any of our affiliates, except that the persons below held the following positions with AST (which changed its corporate name to ABC Rail Systems in August 1998 and to ABC-NACO Rail Systems, Inc. in January 2000): Robert D. Birt was Vice President Operations from 1997 to 1999 and Senior Vice President from 1998 to 1999; Ronald
W.  Carne  was  Executive  Vice  President  from  1992 to 1999; Jerry Conlon was
Director/Consultant from 1997 to 1999; Norman Doerr was Director from 1996 to 1999; and Steven M. Yoder was President from 1996 to present.

     The URSG Selling Stockholders acquired their Shares in connection with the Supplemental Agreement, dated as of October 31, 1997, by and among us and the URSG Selling Stockholders. Under that agreement, in exchange for the Shares, we purchased from the URSG Selling Stockholders, all of the outstanding capital stock of United Railway Signal Group, Inc., a Florida corporation ("URSG"). Neither the URSG Selling Stockholders nor any of their affiliates has had within the past three years any material relationship with us or any of our affiliates, except that the persons below held the following positions with URSG (which was merged into ABC Rail Systems in December 1998): James L.R. Burch was Program Engineer from 1995 to 1999 and Senior Contract Engineer from 1999 to present; David K. Joyner was Operations Manager, Wiring and Distribution from 1996 to
1998, Operations Manager, Wiring and Distribution from 1998 to January 2000, Systems Development Engineer of The AIMS Group (one of our divisions) from January 2000 to present; Caroline P. Keeney was Assistant Chief Engineer from 1997 to 1998 and Chief Engineer Eastern Region from 1998 to present; Larry E. Kerley was Assistant Chief Engineer from 1997 to 1998 and Chief Engineer Eastern Region from 1998 to present; Jamil F. Nasr was Chief Engineer from 1997 to 1999 and Vice President of Engineering from 1999 to present; Michael Wilson was President & CEO from 1992 to 1997, President, Engineering Division, from 1997 to 1998, President Engineering from 1998 to 1999 and Vice President, The AIMS Group from January 2000 to present; and William B. Young was Program Engineer from
1996  to  2000  and  Engineering  Manager  from  January  2000  to  present.

     As of May 16, 2000, the Selling Stockholders collectively owned 867,410 shares of ABC-NACO's common stock, 311,110 of which are being offered for sale under this prospectus. Under our respective agreements with the Selling Stockholders, we have agreed to keep the registration statement in which this prospectus is included effective until such time as the Selling Stockholders may freely sell any unsold Shares in reliance upon Rule 144(k) under the Securities Act of 1933.

                                 USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from sales of the Shares, and we will not receive any proceeds from the sale of Shares.


                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the Selling Stockholders. For purposes of this section of the prospectus, the term "Selling Stockholders" shall include all donees and pledgees of the Selling Stockholders. We will pay all costs, expenses and fees in connection with the registration of the Shares offered by this prospectus. The Selling Stockholders will pay brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares. The Selling Stockholders may sell Shares from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its Shares, and no underwriter or coordinating broker is acting in connection with the proposed sale of Shares by the Selling Stockholders.

     The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Share against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because any one of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sale of Shares in the market.

     The Selling Stockholders also may resell all or a portion of the Shares in open market transaction in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule.

     Upon notification by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (1) the name of the Selling Stockholder(s) and of the participating broker-dealer(s), (2) the number of Shares involved, (3) the price at which such Shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon a Selling Stockholder notifying us that a donee or pledgee intends to sell more than 500 Shares, we will file a supplement to this prospectus.


                                  LEGAL OPINION

     Mark F. Baggio, Vice President, General Counsel and Secretary of the Company will pass upon the validity of the Shares offered by this prospectus. As of May 16, 2000, Mr. Baggio beneficially owned 1,667 shares of ABC-NACO's common stock, all of which are shares issuable pursuant to stock options exercisable within 60 days.

                                     EXPERTS

     We have incorporated by reference in this prospectus our audited financial statements as of December 31, 1999, July 31, 1999, 1998 and 1997, and for the five months ended December 31, 1999 and for each of the three years in the period ended July 31, 1999, along with Arthur Andersen LLP's audit report on these financial statements. Arthur Andersen LLP issued the report as independent accountants and as experts in auditing and accounting. We refer you to that report, which includes an explanatory paragraph with respect to our change in the method of accounting for business process reengineering costs effective August 1, 1997, and our method of accounting for start-up costs effective August 1, 1998, as discussed in Note 2 to the financial statements.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table indicates the estimated amounts of expenses to be borne by us in connection with the offering described in this registration statement:


          SEC  registration  fee                 $     523.60
          Printing  and  engraving  expenses         5,000.00
          Accounting  fees  and  expenses            8,000.00
          Legal  fees  and  expenses                10,000.00
          Miscellaneous  expenses                      476.40
                                                       ------
         Total                                     $24,000.00
                                                   ==========

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 102 of the Delaware General Corporation Law (the "Delaware law") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Our restated certificate of incorporation contains a provision which eliminates directors' personal liability as set forth above.

     Our restated certificate of incorporation and restated by-laws provide in effect that we shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     We have in effect insurance policies for general officers' and directors' liability insurance covering all of our officers and directors.

     Pursuant to an agreement, dated December 17, 1996, between us and the AST Selling Stockholders, we have agreed to indemnify the AST Selling Stockholders, and the AST Selling Stockholders have agreed to indemnify us against certain liabilities, including certain liabilities under the Securities Act of 1933.

ITEM  16.  EXHIBITS.

     A list of the exhibits filed herewith or incorporated by reference is set forth in the Index to Exhibits which is incorporated herein by reference.

ITEM  17.  UNDERTAKINGS.

(a)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on this 1st day of June, 2000.

                                            ABC-NACO  INC.
                                            (Registrant)
                                            By:  /s/  Joseph  A.  Seher
                                            ----------------------------
                                            Joseph  A.  Seher
                                            Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 1, 2000 by the following persons in the capacities indicated.

SIGNATURE                      TITLE
---------                      -----

/s/  Joseph  A.  Seher
----------------------
Joseph  A.  Seher              Chief  Executive  Officer  and  Director
                               (Principal Executive Officer)
/s/  Donald  W.  Grinter*
------------------------
Donald  W.  Grinter            Chairman  of  the  Board  of  Directors


/s/  J.P.  Singsank            Senior Vice President and Chief Financial Officer
-------------------            (Principal Financial Officer)
J.P. Singsank

/s/  Brian  L.  Greenburg
-------------------------
Brian  L.  Greenburg           Vice  President  and  Corporate  Controller
                               (Principal  Accounting  Officer)

/s/  Richard  A.  Drexler*
-------------------------
Richard  A.  Drexler          Director

/s/  Daniel  W.  Duval*
----------------------
Daniel  W.  Duval             Director

/s/  Jean-Pierre  M.  Ergas*
---------------------------
Jean-Pierre  M.  Ergas        Director

/s/  James  E.  Martin*
----------------------
James  E.  Martin             Director

/s/  George  W.  Peck  IV*
-------------------------
George  W.  Peck  IV          Director

/s/  Willard  H.  Thompson*
--------------------------
Willard  H.  Thompson         Director


* By:  /s/  J.P.  Singsank
     -------------------
     J.  P.  Singsank
     Attorney-in-Fact
     (Pursuant  to  Powers  of
     Attorney  filed  as  Exhibits
     to  this  Registration  Statement)

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
------                              -------

   3.1 Our Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated February 19,
1999).

   3.2 Our Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to our Form 10-Q for our fiscal quarter ended March 31, 2000).

   4.1               Our  Restated  Certificate  of  Incorporation  (see Exhibit
3.1).

   4.2               Our  Restated  By-laws  (see  Exhibit  3.2).

   4.3 Rights Agreement, dated as of September 29, 1995, between us and LaSalle National Trust, N.A., as Rights Agent (the "Rights Agreement") (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on October 2, 1995 (SEC File No. 0-22906)).

   4.4 Amendment No. 1 to the Rights Agreement, dated November 15, 1996 (incorporated by reference to Exhibit 4.1 to our Form 10-Q our fiscal quarter ended October 31, 1996 (SEC File No. 0-22906)).

   4.5 Amendment No. 2 to the Rights Agreement, dated September 17, 1998 (incorporated by reference to Exhibit 4.1 to our Form 8-A/A filed with the SEC on September 24, 1998 (SEC File No. 0-22906)).

   4.6 Amendment No. 3 to the Rights Agreement, dated March 8, 2000 (incorporated by reference to Exhibit 4.1 to our Form 8-A/A filed with the SEC on March 17, 2000 (SEC File No. 0-22906)).

   5.1               Opinion  of  Counsel.

  23.1               Consent  of  Arthur  Andersen  LLP.

  23.2 Consent of Counsel (contained in its opinion filed as Exhibit 5.1).

  24.1               Power  of  Attorney  for  Donald  W.  Grinter.

  24.2               Power  of  Attorney  for  Richard  A.  Drexler.

  24.3               Power  of  Attorney  for  Daniel  W.  Duval.

  24.4               Power  of  Attorney  for  Jean-Pierre  M.  Ergas.

  24.5               Power  of  Attorney  for  James  E.  Martin.

  24.6               Power  of  Attorney  for  George  W.  Peck  IV.

  24.7               Power  of  Attorney  for  Willard  H.  Thompson.